UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 17, 2006

ALKERMES, INC.
(Exact Name of Registrant as Specified in its Charter)

PENNSYLVANIA	1-14131	23-2472830
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

88 Sidney Street
Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 494-0171

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURE

Item 1.01      Entry into a Material Definitive Agreement
     On October 17, 2006, Cephalon, Inc. (“Cephalon”) and Alkermes, Inc. (“Alkermes”) executed a binding amendment (the “Amendment”) to the existing License and Collaboration Agreement dated June 23, 2005 between the parties (the “License Agreement”) and the Supply Agreement dated June 23, 2005 between the parties (the “Supply Agreement”). Under the Amendment, the parties agreed to revise the provisions set forth in the License Agreement with respect to the first $120 million of cumulative losses of the collaboration incurred prior to December 31, 2007. Specifically, Cephalon agreed to be responsible for its own VIVITROL®-related costs during the period August 1, 2006 through December 31, 2006 and, for that period, that such costs will not be chargeable to the collaboration and against the $120 million cumulative loss cap.
     Currently, Alkermes is manufacturing VIVITROL on one manufacturing line at its plant in Wilmington, Ohio. Under the Amendment, the parties agreed to amend the Supply Agreement to provide that Cephalon will purchase from Alkermes two additional VIVITROL manufacturing lines (and related equipment). To date, Alkermes has spent approximately $19 million on construction of these two manufacturing lines and will be reimbursed by Cephalon for these expenses and for certain future capital improvements related to these two manufacturing lines. Cephalon also has granted Alkermes an option, exercisable after two years, to purchase these manufacturing lines at the then-current net book value of the assets.
     The parties intend to execute definitive, formal amendments to the License Agreement and Supply Agreement that will encompass the terms contained in the Amendment.
     The foregoing is a summary of the material terms of the Amendment and does not purport to be complete.
     There are no material relationships between Alkermes and Cephalon or any of the Alkermes’ affiliates, directors or officers (or any associate of any such director or officer), other than by virtue of the Amendment, the License Agreement and the Supply Agreement.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALKERMES, INC.
Date: October 17, 2006	By:	/s/ James M. Frates
James M. Frates
Vice President, Chief Financial Officer and Treasurer